EXHIBIT 99.1

KeyW Reports Third-Quarter 2018 Financial Results

•	Revenue of $126.7 million

•	Operating income of $3.7 million

•	Adjusted EBITDA (see table 1 below) of $13.7 million or 10.8% of revenue

•	Contract awards of $312 million

•	Company revises its fiscal year 2018 financial guidance

HANOVER, Md., November 6, 2018 (GLOBE NEWSWIRE)—The KeyW Holding Corporation (NASDAQ: KEYW), today announced third-quarter 2018 financial and operating results.

CEO Commentary

“KeyW continued to execute our plan, delivering strong revenue, profitability, cash flow and contract awards. We exceeded our revenue, profitability and awards objectives for the quarter, paid down $10 million of debt and are well-positioned to close the year with solid momentum heading into 2019. We are winning new work across all our core focus areas, the spending environment remains strong and our pipeline provides significant growth opportunities,” said Bill Weber, KeyW’s president and chief executive officer.

Third-Quarter 2018 Results

Revenues for the quarter of $126.7 million increased $4.3 million, or 3.5%, compared to the prior-year quarter. The improvement was primarily attributable to an increased level of effort on existing business, increased sensor and product solution sales and strong program performance.

Operating income for the quarter was $3.7 million, compared with operating income of $0.5 million in the prior-year quarter. The increase in operating income and margin resulted primarily from the increase in revenue and program profitability over the prior-year quarter. Operating expenses in the quarter included $0.8 million of acquisition and integration costs and an additional $2.3 million of non-recurring expenses.

The third-quarter GAAP net loss decreased to $2.0 million or $(0.04) per diluted share compared to $6.0 million or $(0.12) per diluted share in the prior-year quarter due to the improvements in Operating income. The increase in non-operating expenses over the prior-year quarter was primarily attributable to an increase in interest expense.

Adjusted EBITDA for the quarter was $13.7 million, or 10.8% of revenue, compared to $11.5 million, or 9.4% of revenue, in the prior-year quarter. Adjusted EBITDA increased year-over-year primarily because of higher profitability driven by strong program performance and increased sensor and product solutions sales.

Net cash used in operating activities was effectively breakeven for the nine months ended September 30, 2018. For the three months ended September 30, 2018, the company generated $13.4 million in cash flow from operations, driven by cash earnings and an improvement in Days Sales Outstanding (DSO). DSO declined to 64 days during the third quarter, which is in line with historical levels. In the third quarter, based on this strong cash flow, the company paid down $10.0 million of its First Lien Term Loan facility and cash and cash equivalents at September 30, 2018, were $30.7 million.

Business Development Highlights and Contract Awards

Total backlog of $1.1 billion at September 30, 2018, which reflects the write-down of the flight services work and other programs, remained at the same level as June 30, 2018, due to contract awards of $312 million(1), or 2.5x awards to revenue. In addition, the company reported having approximately $1.7 billion in proposals submitted and awaiting award as of September 30, 2018.

Third quarter awards were spread over numerous contracts, enhancing the diversity of our contract portfolio. The awards were comprised of 61 percent new business plus base growth and 39 percent recompete work, and were diversified across cyber, intelligence surveillance and reconnaissance and IT analytics work. The company continued to demonstrate a strong win rate in our traditional sweet spot of programs valued at $50 million and below, comprising both sole-source single awards and task orders within our portfolio of IDIQ and Blanket Purchase Agreement (BPA) contract vehicles. The company also won several large programs including a software development and integration support contract estimated to exceed $100 million over the next four to five years and an $88 million software development single-award BPA, both for classified customers.

In addition, KeyW continued to expand its strong portfolio of IDIQ vehicles, winning two attractive IDIQ prime awards during the quarter. The GSA’s Remote Sensing, Command Control Communications and Computer program is a high-end $135 million technology vehicle for technically innovative intelligence, surveillance and reconnaissance services and solutions. The company also won a prime award on the $500 million HELIOS IDIQ contract to support the Defense Intelligence Agency’s advanced science and technology missions.

During the third quarter, the company executed a contract modification with the prime contractor on the company’s largest flight services program. The modification will maintain existing services through the fourth quarter of 2018 and consequently have no impact on the company’s results of operations in 2018. In 2019, the company will cease flight operations on the program, but will continue providing operations and maintenance for sensor solutions to support the ongoing program mission requirements.

__________________________________________________________
(1) Third quarter 2018 and trailing-twelve-month contract awards include approximately $63 million of contract value taken on certain IDIQ contracts where there is a historical precedent basis for estimating future revenues.  The $63 million in contract awards referenced here is not included in Total Backlog as of September 30, 2018.

2018 Financial Outlook

KeyW is revising the fiscal year 2018 guidance it issued on March 15, 2018, based on the company's financial results for the first nine months of 2018 and its current outlook for the fourth-quarter of 2018. The table below summarizes the company's fiscal year 2018 guidance:

	Revised Fiscal 2018 Guidance	Prior Fiscal 2018 Guidance
Revenue	$500 million - $515 million	$495 million - $515 million
Adjusted EBITDA margin	9.1% - 9.5%	8.9% - 9.3%

Conference Call Information

As previously announced, KeyW will host a conference call and webcast today, November 6, 2018, at 8:00 a.m. ET. Management will review the company's third-quarter 2018 financial results, followed by a question-and-answer session. Listeners may access a presentation summarizing the third-quarter 2018 results and providing additional information regarding 2018 expectations on the company’s website.

Interested parties will be able to connect to the webcast on the Investor Relations page of the website, https://www.keywcorp.com/investor-relations/, on November 6, 2018. Prospective attendees may register for an email reminder about the webcast on the Events and Presentations tab, also found on the Investor Relations page. The conference call dial-in number will be 1-877-451-6152 and conference ID 13683918. The international dial-in number will be 1-201-389-0879.

The company will post an archive of the webcast following the call on the KeyW Investor Relations page.

About KeyW

KeyW is a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism communities' toughest challenges. KeyW supports information collection, processing, analysis, and dissemination across the full spectrum of customer missions. KeyW employs and challenges nearly 2,000 highly talented professionals with solving such complex problems as preventing cyber threats, transforming data into intelligence, and combating global terrorism. For more information, please visit www.KeyWCorp.com and follow KeyW on Twitter @KeyWCorp.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; statements regarding the modification of our largest flight services program and its impact on our results of operations; our full-year 2018 revenue and adjusted EBITDA margin estimates under the heading “2018 Financial Outlook”; the profitability of our third quarter award programs; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, the outcome of the modification of our largest flight services program, our ability to ultimately realize revenue from bookings and awards reported in this press release, and those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.

Media Contact: Karen Coker Director, Corporate Communications 443.733.1613 communications@keywcorp.com	Investor Contact: Mark Zindler Vice President, Investor Relations and Treasury 703.880.9379 investors@keywcorp.com

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017 (1)	2018	2017 (1)
Revenue	$126,690	$122,394	$380,572	$314,708
Cost of revenue, excluding amortization	91,771	93,475	281,813	236,122
Operating expenses	28,455	24,781	81,262	81,672
Intangible amortization expense	2,721	3,604	9,399	8,858
Operating income (loss)	3,743	534	8,098	(11,944)
Interest expense, net	6,240	4,829	16,974	12,352
Loss on extinguishment of debt	166	—	11,595	—
Other non-operating loss (income)	9	(246)	(123)	(375)
Loss before income taxes	(2,672)	(4,049)	(20,348)	(23,921)
Income tax (benefit) expense, net	(686)	1,980	(3,569)	5,039
Net loss	(1,986)	(6,029)	$(16,779)	$(28,960)

Weighted average common shares outstanding
Basic	49,833	49,771	49,814	48,627
Diluted	49,833	49,771	49,814	48,627

Loss per share
Basic	$(0.04)	$(0.12)	$(0.34)	$(0.60)
Diluted	$(0.04)	$(0.12)	$(0.34)	$(0.60)
(1) The balances for the three and nine months ended September 30, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior periods presented.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except par value per share amounts)

	September 30, 2018	December 31, 2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$30,667	$17,832
Accounts receivables, net	34,027	49,880
Unbilled receivables, net	55,490	37,785
Inventories, net	26,342	24,337
Prepaid expenses	3,456	2,266
Income tax receivable	213	210
Total current assets	150,195	132,310

Property and equipment, net	26,524	36,141
Goodwill	455,197	455,197
Other intangibles, net	47,645	57,045
Other assets	4,018	2,913
TOTAL ASSETS	$683,579	$683,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,778	$25,609
Accrued expenses	16,190	17,862
Accrued salaries and wages	32,227	29,341
Term loan – current portion, net of discount	—	6,750
Convertible senior notes – current portion, net of discount	21,780	—
Deferred revenue	3,465	6,090
Total current liabilities	87,440	85,652

Convertible senior notes – non-current portion, net of discount	—	138,998
Term loan – non-current portion, net of discount	273,649	120,627
Deferred tax liability, net	15,735	19,367
Other non-current liabilities	10,630	11,444
TOTAL LIABILITIES	387,454	376,088
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized, none issued	—	—
Common stock, $0.001 par value; 100,000 shares authorized, 49,859 and 49,876 shares issued and outstanding	50	50
Additional paid-in capital	428,835	422,901
Accumulated deficit	(133,208)	(115,433)
Accumulated other comprehensive income	448	—
Total stockholders’ equity	296,125	307,518
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$683,579	$683,606
(1) The balances at December 31, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior period presented.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine months ended September 30,
	2018	2017 (1)
Net loss	$(16,779)	$(28,960)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	3,501	3,054
Depreciation and amortization expense	18,178	16,371
Loss on extinguishment of debt	11,595	—
Non-cash interest expense	3,661	5,356
Loss on disposal of assets	3,185	—
Deferred taxes	(3,468)	5,012
Changes in balance sheet items, net of effects of acquisitions:
Accounts receivable, net	15,853	4,663
Unbilled receivables, net	(16,540)	(2,334)
Inventories, net	(2,297)	(5,829)
Prepaid expenses	(1,596)	(219)
Accounts payable	(11,831)	3,949
Accrued expenses	(2,702)	3,983
Other non-current assets/liabilities	(801)	(1,857)
Net cash (used in) provided by operating activities	(41)	3,189
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(236,091)
Purchases of property and equipment	(2,347)	(5,128)
Net cash used in investing activities	(2,347)	(241,219)
Cash flows from financing activities:
Proceeds from issuance of term note	290,000	135,000
Principal payments of term loan	(141,625)	(1,688)
Principal payments of convertible senior notes	(126,892)	—
Settlement of capped call transactions	2,118	—
Payment of debt issuance costs	(7,482)	(4,689)
Payment of debt extinguishment costs	(711)	—
Proceeds from revolver	25,000	10,000
Repayment of revolver	(25,000)	(10,000)
Proceeds from stock issuance, net	—	84,586
Other	(185)	216
Net cash provided by financing activities	15,223	213,425
Net increase (decrease) in cash and cash equivalents	12,835	(24,605)
Cash and cash equivalents at beginning of period	17,832	41,871
Cash and cash equivalents at end of period	$30,667	$17,266
Supplemental disclosure of cash flow information:
Cash paid for interest	$15,088	$6,622
Cash (received) paid for income taxes, net	$(137)	$15
(1) The balances for the nine months ended September 30, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior period presented.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted EBITDA margin, as defined by KeyW, are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA reconciliation table and adjusted EBITDA as percentage of full year revenue guidance reconciliation table below provide a reconciliation of these non-U.S. GAAP financial measures to net income (loss) and estimated net income (loss) margin, the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA and adjusted EBITDA margin should not be considered as alternatives to net income, net income margin, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA, adjusted EBITDA margin or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA and adjusted EBITDA margin to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA and adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income. Adjusted EBITDA is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect interest expense or interest income;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA does not include non-cash expenses related to stock compensation;

•	adjusted EBITDA does not include acquisition and integration costs;

•	adjusted EBITDA does not include other adjustments which are non-recurring expenses;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Adjusted EBITDA Reconciliation Table
(in thousands and unaudited)
Table 1

	Three months ended September 30,		Nine months ended September 30,
	2018	2017 (1)	2018	2017 (1)
Net loss	$(1,986)	$(6,029)	$(16,779)	$(28,960)
Depreciation	2,953	3,087	8,779	7,513
Intangible amortization	2,721	3,604	9,399	8,858
Share-based compensation	1,252	956	3,501	3,054
Loss on extinguishment of debt	166	—	11,595	—
Interest expense, net	6,240	4,829	16,974	12,352
Tax (benefit) expense	(686)	1,980	(3,569)	5,039
Acquisition and integration costs	755	3,049	2,291	18,060
Other adjustments	2,295	—	5,404	—
Adjusted EBITDA	$13,710	$11,476	$37,595	$25,916
(1) The balances for the three and nine months ended September 30, 2017, have been revised to reflect the correction of certain errors that management has determined are not material. Also as the Company adopted the requirements of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended as of January 1, 2018, using the modified retrospective method, there is a lack of comparability to the prior periods presented.

Adjusted EBITDA as Percentage of Full Year Revenue Guidance Reconciliation Table

	Fiscal Year 2018 Estimate
	Low	High
Net loss	(4.2)%	(3.6)%
Depreciation	2.3%	2.3%
Intangible amortization	2.4%	2.4%
Share-based compensation	1.0%	0.9%
Loss on extinguishment of debt	2.3%	2.3%
Interest expense, net	4.7%	4.5%
Tax benefit	(0.9)%	(0.8)%
Acquisition and integration costs	0.5%	0.4%
Other adjustments	1.0%	1.1%
Adjusted EBITDA Margin	9.1%	9.5%

# # #